UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 23, 2008

ESB Financial Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania	0-19345	25-1659846
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Lawrence Avenue, Ellwood City, Pennsylvania	16117
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(724) 758-5584

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 23, 2008, ESB Financial Corporation (the “Corporation”) entered into a Loan Agreement with First Tennessee Bank National Association (“First Tennessee”) for a loan in the amount of $14.0 million (the “Loan”) to refinance an existing loan with First Tennessee. The Corporation borrowed $14.0 million from First Tennessee, at a fixed rate of 6.30%, with interest payable quarterly and principal payments due annually, with the balance due in seven years on July 31, 2014. In connection with the Loan, the Corporation also executed a Promissory Note, dated July 23, 2008, to evidence the Loan and a Commercial Pledge Agreement, dated July 23, 2008, whereby the Corporation granted First Tennessee a security interest in 30% of the outstanding capital stock of ESB Bank, the wholly owned subsidiary of the Corporation.

The proceeds of the Loan were used to repay an existing loan with First Tennessee with a remaining balance of $9.0 million, which had an interest rate of 5.55% and was due on December 31, 2008 and the remainder of the proceeds will be used for general corporate purposes.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a
Registrant

On July 23, 2008, the Corporation entered into the Loan Agreement, the Promissory Note and the Commercial Pledge Agreement with First Tennessee for a Loan in the amount of $14.0 million.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ESB FINANCIAL CORPORATION

	By:	/s/ Charlotte A. Zuschlag
		Name:	Charlotte A. Zuschlag
		Title:	President and Chief Executive Officer

Date: July 29, 2008